SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES AND EXCHANGE ACT of 1934

August 6, 2004
Date of Report
(Date of earliest event reported)

G REIT, INC.

(Exact name of registrant as specified in its charter)

Virginia	0-50261	52-2362509

(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1551 N. Tustin Avenue
Suite 200
Santa Ana, California 92705
(Address of principal executive offices)

(877) 888-7348
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

One Financial Plaza – St. Louis, Missouri

On August 6, 2004, G REIT, Inc. (the “Company”), through its wholly owned subsidiary, GREIT-One Financial Plaza, LLC, a Delaware limited liability company, purchased One Financial Plaza located in St. Louis, Missouri from an unaffiliated third party. The purchase price for One Financial Plaza was $37,000,000 in cash. The purchase price included a sales commission payable to Triple Net Properties Realty, Inc. (“Realty”), an affiliate of the Company’s advisor, of $1,155,000, or 3% of the purchase price. The Company intends to sell 22.375% of the property to three unaffiliated entities as tenant in common interests and finance the property within the next thirty days. The Company expects the proposed terms to include a new five-year, interest-only $30,750,000 loan from Anchon Financial, LP with a fixed interest rate of 5.48%.

One Financial Plaza is Class-A multi-tenant office building totaling 434,000 square feet situated on 1.283 acres in downtown St. Louis. The property has excellent street exposure, skywalk access to the St. Louis Center Mall and contains an auditorium, conference venues and fitness facility. The property is 91.74% leased, with 41.08% leased by Jacobs Engineering Group and 26.66% leased by Stifel, Nicolaus & Company. Leases totaling 5,142 square feet, or 1.18% of the property’s gross leaseable area, expire in the next 12 months.

The Company anticipates making initial capital improvements to the property of approximately $3.6 million to include replacement of the roof. A Phase I environmental assessment completed in connection with the purchase of One Financial Plaza found no hazardous conditions. For federal income tax purposes, the depreciable basis for the property is $31,450,000.

The Company has retained Realty to manage One Financial Plaza for a property management fee equal to 5% of the gross income of the property in addition to compensation for property-level services, including leasing fees, loan origination and servicing fees, and property tax reduction fees.

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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Financial Statements

It is not practical to provide the required financial statements at this time. Such financial statements will be filed as an amendment to this report on Form 8-K no later than 60 days after the deadline for filing this Form 8-K.

Exhibits

10.01	Purchase and Sale Agreement dated as of June 17, 2004 by and between EBS Building, L.L.C. and Triple Net Properties, LLC.
10.02	First Amendment to Purchase and Sale Agreement dated as of June 25, 2004 by and between EBS Building, L.L.C. and Triple Net Properties, LLC.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G REIT, INC.
Date: August 19, 2004	By:	/s/ ANTHONY W. THOMPSON
Anthony W. Thompson
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit
Number	Description
10.01	Purchase and Sale Agreement dated as of June 17, 2004 by and between EBS Building, L.L.C. and Triple Net Properties, LLC.
10.02	First Amendment to Purchase and Sale Agreement dated as of June 25, 2004 by and between EBS Building, L.L.C. and Triple Net Properties, LLC.